Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER:  Prentice Capital Management, LP

ISSUER: Bluefly, Inc.

DATE OF EVENT REQUIRING STATEMENT: June 5, 2006


SIGNATURE:

/s/ Michael Zimmerman
---------------------------------
  Michael Zimmerman